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The Board of Directors
The Centris Group, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-46841) on Form S-8 of The Centris Group, Inc. of our report June 23, 2000, relating to the statements of net assets available for Plan benefits of The Centris Group, Inc. Employees' Savings Plan as of December 31, 1999 and 1998, the related statements of changes in net assets available for Plan benefits for the years then ended and related schedules as of and for the year ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 11-K of The Centris Group, Inc.


/s/ KPMG LLP


Los Angeles, California
July 11, 2000